Exhibit 10.6

Munich American Reinsurance Company

Reinsurance Agreement	NO. 12-2720-0

PROPERTY PER RISK EXCESS OF LOSS
REINSURANCE AGREEMENT
(hereinafter referred to as the “AGREEMENT”)

entered into by and between

LEBANON MUTUAL INSURANCE COMPANY
Cleona, Pennsylvania
(hereinafter referred to as the “COMPANY”)

and

MUNICH AMERICAN REINSURANCE COMPANY
New York, New York
(hereinafter referred to as the “REINSURER”)

Effective: January 1, 1996

Term: Continuous

(i)

Table of Contents (Cont’d)

Article		Page
Article 23	Insolvency	13

Article 24	Arbitration	14

Attachments:	Nuclear Incident Exclusion Clause – Physical Damage –Reinsurance (U.S.A.)
Pools, Associations and Syndicates Exclusion Clause
Insolvency Funds Exclusion Clause

(ii)

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Witnesseth:

In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinbelow set forth, the parties hereto agree as follows:

Article 1	Business Covered

A. By this AGREEMENT the REINSURER agrees to indemnify the COMPANY in respect of the net excess liability which may accrue to the COMPANY as a result of losses occurring during the term of this AGREEMENT under policies in force at the inception of this AGREEMENT or hereafter issued or renewed and classified by the COMPANY as Property, with respect to the following lines of business: Fire, Allied Lines, Farmowners (Section I only), Homeowners (Section I only), Commercial Multiple Peril (Section I only), Businessowners (Section I only), Inland Marine, Glass, Burglary and Theft.

B. This AGREEMENT is solely between the COMPANY and the REINSURER, and performance of the obligations of each party hereto shall only be rendered to the other party. However, if the COMPANY becomes insolvent, the REINSURER’s liability shall be modified to the extent set forth in Article 23 — Insolvency. In no instance shall any insured of the COMPANY or any claimant against an insured of the COMPANY have any rights under this AGREEMENT.

Article 2	Limit and Retention

The COMPANY shall retain the first $50,000 of ultimate net loss each risk, each occurrence. The REINSURER shall indemnify the COMPANY for 100% of the amount by which the ultimate net loss exceeds the COMPANY’s retention, but the liability of the REINSURER shall not exceed $200,000 ultimate net loss each risk, each occurrence, nor more than $600,000 ultimate net loss for all risks in any one loss occurrence.

Article 3	Commencement and Termination

A. This AGREEMENT shall become effective at 12:01 A.M. Standard Time, January 1, 1996 and shall remain in force thereafter for an unlimited period. Unless otherwise mutually agreed, this AGREEMENT may be canceled at any December 31st by either party giving to the other not less than 90 days’ prior written notice by Registered or Certified Mail of its intention to do so.

B. During the running of such notice as stipulated in Paragraph A above, the REINSURER shall participate in the business coming within the terms of this AGREEMENT until the date of termination of the AGREEMENT.

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C. All reinsurance hereunder shall be automatically canceled as of the date of termination of this AGREEMENT and the REINSURER shall be released of all liability as respects losses occurring subsequent to the date of termination.

Article 4	Territory

This AGREEMENT applies to risks located in the United States of America and its territories and possessions, except that with respect to Inland Marine and Multiple peril policies covered hereunder, the territorial limits of this AGREEMENT shall be those of the original policies when such policies are written to cover risks primarily located in the United States of America and its territories and possessions.

Article 5	Exclusions

No reinsurance indemnity will be afforded under this AGREEMENT for:
1. All reinsurance assumed.
2. Excess of Loss business.
3. Business derived from any Pools, Associations or Syndicates as per the “Pools, Associations and Syndicates Exclusion Clause” attached hereto.
4. War risk, bombardment, invasion, insurrection, rebellion, revolution, military or usurped power, or confiscation by order of any government or public authority, as excluded under a standard policy containing a standard war exclusion clause.
5. Nuclear risk, as per the “Nuclear incident Exclusion Physical Damage - Reinsurance” clause (U.S.A.) attached hereto.
6. Accident and health, aviation, casualty, boiler and machinery, ocean marine, fidelity, surety, automobile physical damage, and any other lines or classes not specifically covered hereunder.
7. Financial guarantees, insolvency and credit business, or bankers blanket bond.
8. Flood when written as such.
9. Earthquake when written as such.

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10. Mortgage impairment insurance and similar kinds of insurance, however styled, providing coverage to an insured as respects its mortgagee interest in property or its owner interest in foreclosed property.
11. Difference in conditions insurance.
12. Insurance on growing, standing or drying crops, and timber.
13. Inland marine policies covering railroad rolling stock, animal mortality, jewelers’ and furriers’ block, and manufacturers’ output.
14. Products integrity or products tampering.
15. Underground mining.
16. Oil or gas drilling production rigs.
17. Space and space-related risks as of intentional ignition of the launch vehicle.
18. Contingency risks of any kind (e.g.: share price, unemployment, computer crime, contract frustration, legacy, confiscation or expropriation, recourse indemnity, extended warranties, kidnap and ransom, residual value, equipment value, appraisal value, asset value or similar covers).
19. Seepage and/or pollution and/or contamination and/or debris removal to be agreed.
20. Insolvency or guaranty funds, as per the “Insolvency Funds Exclusion Clause” attached hereto.
21. Transmission arid Distribution Lines.

Article 6	Definitions

A. The term “policies” shall mean the COMPANY’s policies, binders and contracts providing insurance on the lines of business covered under this AGREEMENT.

B. The term “risk” shall be defined solely by the COMPANY, provided that:
1. One risk shall always be determined from the standpoint of the peril of fire, whether or not the fire insurance is written by the COMPANY.

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2. A building and its contents for a single insured shall never be considered as constituting more than one risk, nor shall time element coverages be considered a separate risk apart from the building and its contents.

C. The term “loss adjustment expense” shall mean the COMPANY’s expenses allocable to losses under this AGREEMENT, including court costs and allocated investigation, adjustment and legal expenses. “Loss adjustment expense” shall not include office expenses and salaries of officials or employees of the COMPANY (other than salary charges and travel expenses of the COMPANY’s staff adjusters, fieldmen or other employees while actually engaged in the settlement of losses under this AGREEMENT).

D. The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident, or loss or series of disasters, accidents, or losses arising out of one event, which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another, However, the duration and extent of any one “loss occurrence” shall be limited to all individual losses sustained by the COMPANY occurring during any period of 188 consecutive hours arising out of and directly occasioned by the same event except that the term loss occurrence” shall be further defined as follows:
1. As regards windstorm hail, tornado, hurricane, and cyclone, including ensuing collapse and water damage, all individual losses sustained by the COMPANY occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.
2. As regards riot, riot attending a strike, civil commotion, vandalism, and malicious mischief, all individual losses sustained by the COMPANY occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses that occur beyond such 72 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.
3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Section D) and fire following directly occasioned by the earthquake, only those individual fire losses

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which commence during the period of 168 consecutive hours may be included in the COMPANY’s “loss occurrence”.
4. As regards “freeze,” only those individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the COMPANY’s “loss occurrence”.

For all “loss occurrences” , the COMPANY may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the COMPANY arising out of that disaster, accident, or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for those “loss occurrences” referred to in sub-paragraphs 1 and 2 above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any loss occurrence claimed under the 168 hours provision.

Article 7	Ultimate Net Loss

A. The term “ultimate net loss” as used in this AGREEMENT shall mean the sum or sums actually paid by the COMPANY in settlement of losses under policies covered hereunder, including 80% of Extra Contractual Obligations and 80% of Losses in Excess of Original Policy Limits, as defined in Articles 10 and 11 hereof. However, in the event of the insolvency of the COMPANY “ultimate net loss” shall mean the amount of loss which the COMPANY has incurred or for which it is liable, and payment by the REINSURER shall be made to the liquidator, receiver or statutory successor of the COMPANY in accordance with the provisions of Article 23 — Insolvency.

B. The ultimate net loss shall not include the COMPANY’s loss adjustment expenses, as defined in Article 6 — Definitions, but rather the REINSURER shall pay its pro rata share of the COMPANY’s loss adjustment expense in addition to its share of the ultimate net loss hereunder.

C. All salvages, recoveries (including amounts recovered under reinsurances, whether specific or general, which inure to the benefit of this AGREEMENT) and payments recovered or received subsequent to loss settlement under this AGREEMENT shall be applied as if recovered or received prior to said settlement, and all necessary adjustments shall be made by the parties hereto. Nothing, however, in this Article shall be

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construed to mean losses are not recoverable hereunder until the COMPANY’s ultimate net loss has been ascertained.

Article 8	Net Retained Lines

A. This AGREEMENT applies only to that portion of any insurance which the COMPANY retains for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this AGREEMENT attaches, only loss or losses in respect of that portion of any insurance which the COMPANY retains net for its own account shall be included.

B. The amount of the REINSURER’s liability in respect of any loss or losses shall not be increased by reason of the inability of the COMPANY to collect from any other reinsurers, whether specific or general, any amount which may have become due from them whether such inability arises from the insolvency of such other reinsurers or otherwise.

C. Notwithstanding the above, the COMPANY shall have the right to carry catastrophe excess of loss reinsurance, recoveries under which shall inure solely to the benefit of the COMPANY.

Article 9	Other Reinsurance

The COMPANY may purchase facultative reinsurance on any subject risk it deems advisable, and the premium for that portion of the COMPANY’s policy reinsured elsewhere will be deducted from the gross net written premium.

Article 10	Extra Contractual Obligations

A. This AGREEMENT shall protect the COMPANY within the limits hereof, where the ultimate net loss includes any extra contractual obligations. “Extra contractual obligations” are defined as those liabilities not covered under any other provisions of this AGREEMENT and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the COMPANY to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B. The date on which any extra contractual obligation is incurred by the COMPANY shall be deemed, in all circumstances, to be the date of the original loss or loss occurrence.

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C. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement or any claim covered hereunder.

Article 11	Excess of Original Policy Limits

A. This AGREEMENT shall protect the COMPANY, within the limits hereof, in connection with ultimate net loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. For the purposes of this article, the word “loss” shall mean any amounts for which the COMPANY would have been contractually liable to pay had it not been for the limit of the original policy.

Article 12	Premium

A. Provisional Premium

For each annual period that this AGREEMENT remains in effect, the COMPANY shall pay to the REINSURER a provisional premium equal to the product of the provisional rate multiplied by the COMPANY’s Gross Net Written Premium Income applicable to subject business for the accounting period.

Within 45 days after the end of each month, the COMPANY shall report its Gross Net Written Premium Income, summarized by line of business, for the month just ended. The provisional premium due the REINSURER, at the rate shown in the first paragraph, shall be paid by the COMPANY within 60 days after the end of the month.

Unless otherwise mutually agreed, the provisional rates for each 3-year accounting period shall be as follows:

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1. For the first annual period within the accounting period, the provisional rate shall be 9.50%. It is understood that each 12-month period from January 1 through December 31st of each year that this AGREEMENT remains in force shall constitute an “annual period” for the purposes of this AGREEMENT, and that the first annual period hereunder shall be from January 1, 1996 through December 31, 1996.
2. For the second annual period within the accounting period, the provisional rate shall be equal to the loss cost percentage for the first annual period, multiplied by a loss load of
3. For the third annual period within the accounting period, the provisional rate shall be equal to the loss cost percentage for the first and second 12-month periods, multiplied by a loss load of 100/90ths.

The provisional rates for the second and subsequent annual periods shall not be more than 125% nor less than 75% of the provisional rate for the immediately preceding annual period. The COMPANY shall calculate and report the rate to be used for the next annual period on the December account for the annual period just ended, and shall then pay the REINSURER at the revised provisional rate beginning with the first monthly report of the next annual period.

B. Adjusted Premium

The provisional premium paid by the COMPANY shall be adjusted periodically in accordance with the provisions set forth herein. “Accounting Period” shall refer to each separate period of three consecutive years from inception, the first such accounting period hereunder being from January 1, 1996 through December 31, 1998.

The adjusted premium for each accounting period under this AGREEMENT shall be calculated by applying to the Gross Net Written Premium for the accounting period an adjusted rate equal to the loss cost percentage for said accounting period, multiplied by a loss load of 100/90ths. The final rate, including the loss load, shall be no less than 5.50% nor more than 11.50%. The first calculation of the adjusted rate and premium shall be made by the COMPANY as of December 31, 1998 in accordance with the formula as outlined hereinabove.

Within 45 days after the end of each accounting period, and within 45 days after the end of each annual period thereafter until all losses occurring during the accounting period have been finally settled, the COMPANY shall calculate and report the adjusted premium for the accounting period. If the adjusted premium exceeds the reinsurance

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premiums previously paid for the accounting period, the COMPANY shall remit the difference to the REINSURER with its report. If the adjusted premium is less than the reinsurance premiums previously paid for the accounting period, the REINSURER shall remit the difference to the COMPANY as promptly as possible after receipt and verification of the COMPANY’s report.

C. Debit Carry Forward

If the adjusted rate for any accounting period is greater than 11.50%, the difference in percentage points between the actual adjusted rate and 11.50% shall be multiplied by the Gross Net Written Premium Income applicable to the subject business hereunder for the accounting period and the product shall be carried forward to the next accounting period as a debit to losses incurred. This debit will be added to the REINSURER’s losses incurred for the next accounting period only after the “actual” losses incurred for the period have been multiplied by the 100/90ths loss load.

D. Definitions

“Losses Incurred”, as used herein, shall mean losses and loss adjustment expenses paid by the REINSURER as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the accounting period under consideration. The debit, if any, resulting from the rate adjustment for the preceding accounting period shall be added to losses incurred for the current accounting period.

“Loss Cost Percentage”, as used herein for each accounting period, shall mean the actual reinsurance losses incurred for the accounting period divided by the Gross Net Written Premium Income applicable to subject business for the accounting period.

The term “Gross Net Written Premium” shall mean the COMPANY’s gross written premium plus additional premiums, if any, less return premiums, if any, and less premiums paid for other reinsurance, if any, which inures to the benefit of this AGREEMENT. It is understood that 95% of the COMPANY’s indivisible premiums under Farmowners Multiple Peril, 90% under Homeowners Multiple Peril, 80% under Boatowners policies written as part of inland Marine, and 75% under

Commercial Multiple Peril policies shall be allocated to the perils covered under this AGREEMENT.

Article 13	Special Termination

Should at any time the REINSURER or the COMPANY as regards to the applicability of each condition to each or both of the respective parties:

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1. Default in payment due under the terms of this AGREEMENT;
2. Cause an intentional material breach of any term or condition of this AGREEMENT;
3. Cease writing new or renewal business and/or withdraw from the business of insurance;
4. Effect a reduction in the net retained liability without the consent of the other party;
5. Reduce paid-in capital for any reason whatsoever;
6. Change its existing ownership, management or financial operating structure by:
a. selling all or substantially all of its assets;
b. effecting a change in ownership of 10% or more of its stock;
c. effecting a pertinent change in management;
d. amalgamating with or having its shares purchased by any other company, corporation, individual or individuals altering the control of its existing ownership and/or management;
7. Have its financial condition impaired by a reduction in policyholder’s surplus of 25% or more in any 12-month or less period from the inception date of this AGREEMENT;
8. File a petition for bankruptcy or have proceedings instituted or filed against them by any insurance regulatory authority for insolvency, receivership, liquidation, rehabilitation, conservation, or dissolution;
9. Have a change in the management or ownership of the Managing General Agent;

this AGREEMENT may be terminated by either party sending to the other by registered or certified mail to its principal office, notice stating the time and date when, not less than 30 days after the date of mailing of such notice, termination shall be effective. Upon termination of this AGREEMENT under the conditions set forth in this article, the REINSURER shall not be liable for losses occurring on or after the effective time and date of termination.

Article 14	Reports and Remittances

A. The COMPANY will provide the REINSURER with all data respecting premiums and losses, including reserves thereon, as at dates and on forms mutually acceptable to the COMPANY and the REINSURER.

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B. The COMPANY shall render a monthly account within 45 days after the end of each month summarizing the following information relating to reinsurance covered under this AGREEMENT during the said month:
1. Statement of written premiums;
2. Statement of losses and loss adjustment expenses paid and outstanding;
3. Account Current summarizing premiums, commissions, losses and loss adjustment expenses paid and salvages recovered;

and the balance due either party, as indicated by the aforesaid Account Current, shall be remitted to the other party with 60 days after the close of said month.

Article 15	Loss Notice and Settlements

A. The COMPANY will advise the REINSURER promptly of all losses in excess of 50% of the COMPANY’s retention hereunder or that, in the opinion of the COMPANY, may involve the REINSURER under this AGREEMENT and of all subsequent developments pertaining thereto that may materially affect them as well. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the REINSURER under this AGREEMENT, provided the COMPANY informs the REINSURER of such omission promptly upon discovery.

B. The COMPANY will have the right to settle all claims under its policies. The settlements, provided they are within the terms of this AGREEMENT, will be unconditionally binding on the REINSURER in proportion to its participation in this AGREEMENT. When so requested, however, the COMPANY will afford the REINSURER, at its own expense, an opportunity to be associated with the COMPANY in the defense of any claim, suit, or proceeding involving this AGREEMENT, and the COMPANY and the REINSURER will cooperate in every respect in such defense. Amounts due the COMPANY hereunder in the settlement of loss and loss expense will be payable by the REINSURER immediately upon being furnished by the COMPANY with reasonable evidence of the amount paid or to be paid in excess of the COMPANY’s retention as set forth in the Retention and Limit Article of this AGREEMENT.

Article 16	Offset

The COMPANY or the REINSURER may offset any balance, whether on account of premium, commission, claims or losses, loss adjustment expense, salvage, or otherwise, due from one party to the other under this AGREEMENT or under any other AGREEMENT heretofore or hereafter entered into between the COMPANY and the REINSURER.

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Article 17	Salvage and Subrogation

A. The REINSURER shall be subrogated, as respects any loss for which the REINSURER shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the REINSURER, to all the rights of the COMPANY against any person or other entity who may be legally responsible in damages for said loss. The COMPANY hereby agrees to enforce such rights, but in case the COMPANY shall refuse or neglect to do so the REINSURER is hereby authorized and empowered to bring any appropriate action in the name of the COMPANY or its policyholders, or otherwise to enforce such rights.

B. Any recoveries, salvages or reimbursements applying to risks covered under this AGREEMENT shall always be used to reimburse the excess carriers (from the last to the first, beginning with the carrier of the last excess), according to their participation, before being used in any way to reimburse the COMPANY for its primary loss.

C. All salvages, recoveries or reimbursements, recovered or received subsequent to a loss settlement under this AGREEMENT shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto, provided always that nothing in this Article shall be construed to mean that losses under this AGREEMENT are not recoverable until the COMPANY’s ultimate net loss has been ascertained.

Article 18	Errors and Omissions

Inadvertent delays, errors or omissions made by the COMPANY in connection with this AGREEMENT shall not relieve either party from liability that would have attached had such delay, error or omission not occurred, provided that upon discovery by the COMPANY, the REINSURER is promptly notified and immediate corrective action is taken by the COMPANY.

Article 19	Amendments

By mutual consent of the COMPANY and the REINSURER, any of the terms or conditions of this AGREEMENT may be altered or amended by addenda hereto, or by exchange of letters when required by the COMPANY for special acceptances purposes and/or for underwriting information changes. Each such addendum and/or exchange of letters will then constitute a part of this AGREEMENT.

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Article 20	Access to Records

The REINSURER shall have the right to inspect at any reasonable time, through its designated representatives, all records of the COMPANY that pertain in any way to this AGREEMENT.

Article 21	Taxes

A. The COMPANY shall pay all taxes on premiums ceded under this AGREEMENT.

B. If the REINSURER is obligated to pay any taxes on such premiums, the COMPANY shall reimburse the REINSURER; however, the COMPANY shall not be required to pay the same tax twice.

Article 22	Currency

Wherever the word “Dollars” or the “$” sign appears in this AGREEMENT, they shall be construed to mean United States Dollars.

Article 23	Insolvency

A. In the event of the insolvency of the COMPANY, the reinsurance provided by this AGREEMENT shall be payable by the REINSURER on the basis of the liability of the COMPANY under the policy or policies reinsured, without diminution because of such insolvency, directly to the COMPANY or its receiver, liquidator, or statutory successor.

B. The reinsurance hereunder shall be payable as provided above, except as provided by Section 4118(a)(1)(A) of the New York Insurance Laws or except (1) where this AGREEMENT specifies another payee in the event of the insolvency of the COMPANY, and (2) the REINSURER, with the consent of the direct insureds, and, as respects New York risks, with the approval of the Superintendent of the New York Insurance Department, has assumed such policy obligations of the COMPANY as its direct obligations to the payees under such policies in substitution for the obligations of the COMPANY to such payees.

C. In the event of the insolvency of the COMPANY, the liquidator, receiver, conservator or other statutory successor of the COMPANY shall give written notice to the REINSURER of the pendency of a claim against the insolvent COMPANY on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. The REINSURER shall have the right to investigate each such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the COMPANY or its liquidator, receiver, conservator or other statutory successor. The expense thus incurred by the REINSURER shall be

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chargeable, subject to court approval, against the insolvent COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the COMPANY solely as a result of the defense undertaken by the REINSURER.

Article 24	Arbitration

A. Disputes between the parties that cannot be resolved by compromise, including any controversy as to the validity of this AGREEMENT, shall be submitted to arbitration.

B. The board of arbitration shall consist of three arbitrators. One shall be appointed by each of the two parties, and these arbitrators shall choose the third arbitrator. If the two arbitrators cannot agree on the third arbitrator within 30 days after their appointment, each shall then nominate three, of whom the other shall decline two, and the decision shall be made between the two remaining candidates by drawing lots. If either party fails to choose an arbitrator within 30 days after a written request by the other party to do so, the latter shall choose both arbitrators, who shall then choose the third arbitrator.

C. The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. The arbitrators shall be relieved from all judicial formalities and shall make their decision according to the rules of law and the custom and usage of the insurance and reinsurance business only. The decision of the board shall be in writing and shall be based upon a hearing in which oral or written testimony may be introduced without following strict rules of evidence, but in which cross examination and rebuttal shall be allowed. The board may request written briefs of the parties as required. The arbitration proceedings shall be held at the times and places agreed upon by the arbitrators.

D. The majority decision of the board shall be final and binding upon the parties to the proceedings and not subject to appeal.

E. Each party shall bear the expense of its own arbitrator and witnesses and shall jointly and equally share with the other party the expense of the third arbitrator and of the proceedings.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in duplicate by their duly authorized officers.

In Cleona, Pennsylvania, this 18th day of April, 1996.

LEBANON MUTUAL INSURANCE COMPANY

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Rollin Rissinger

And in New York, New York, this 10th day of April, 1996.

MUNICH AMERICAN REINSURANCE COMPANY

William A. Villany
Vice President

James E. Ryan, CPCU, ARe
Assistant Vice President

Nuclear Incident Exclusion Clause -
Physical Damage – Reinsurance
(U.S.A.)
I.	This AGREEMENT does not cover any loss or liability accruing to the COMPANY, directly or indirectly and whether as insurer or reinsurer, from any pool of insurers or reinsurers formed for the purpose of covering atomic or nuclear energy risks.

II.	Without in any way restricting the operation of Paragraph 1 of this clause, this AGREEMENT does not cover any loss or liability accruing to the COMPANY, directly or indirectly and whether as insurer or reinsurer, from any insurance against Physical Damage including business interruption or consequential loss arising out of such Physical Damage) to:
A.	Nuclear reactor power plants, including all auxiliary property on the site, or

B.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

C.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

D.	Installations other than those listed in Paragraph 2 (iii) above using substantial quantities of radioactive isotopes or other products of nuclear fission.
III.	Without in any way restricting the operations of Paragraphs 1 and 2 hereof, this AGREEMENT does not cover any loss or liability by radioactive contamination accruing to the COMPANY, directly or indirectly, and whether as insurer or reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this Paragraph 3 shall not operate:
A.	where the COMPANY does not have knowledge of such nuclear reactor power plant or nuclear installation, or

B.	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after January 1, 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

IV.	Without in any way restricting the operations of Paragraphs 1, 2 and 3 hereof, this AGREEMENT does not cover any loss or liability by radioactive contamination accruing to the COMPANY, directly or indirectly, and whether as insurer or reinsurer, when such radioactive contamination is a named hazard specifically insured against.

V.	it is understood and agreed that this clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the AGREEMENT to be the primary hazard.

VI.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

VII.	COMPANY to be sole judge of what constitutes:
A.	substantial quantities, and

B.	the extent of installation, plant or site.

NOTE:	Without in any way restricting the operation of Paragraph 1 hereof, it is understood and agreed that:
I.	all policies issued by the COMPANY on or before 31st December 1957 shall be tree from the application of the other provisions of this clause until expiration date or 31st December 1960, whichever first occurs, whereupon all the provisions of this clause shall apply.
A.	with respect to any risk located in Canada, policies issued by the COMPANY on or before 31st December 1958 while be free from the application of the other provisions of this clause until expiration date of 31st December 1960, whichever first occurs, whereupon all the provisions of this clause shall apply.

Pools, Associations And Syndicates
Exclusion Clause
SECTION A
Excluding:
(a)	All Business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(b)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring Property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.
SECTION B
It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of Insurance or reinsurance, Is excluded hereunder:
Industrial Risk Insurers; Associated Factory Mutuals; Improved Risk Mutuals.
Any Pool, Association or Syndicate formed for the purpose of writing Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs.
United States Aircraft Insurance Group, Canadian Aircraft insurance Group, Associated Aviation Underwriters, American Aviation Underwriters.
Section B does not apply:
(a)	Where the Total Insured Value over ail interests of the risk in question is less than $250,000,000.

(b)	To interests traditionally underwritten as Inland Marine or Stock and/or Contents written on a Blanket basis.

(c)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B (a).

(d)	To risks as follows: Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than Railroad Schedules) and Builders Risks on the classes of risks specified in this subsection (d) only.

Insolvency Funds Exclusion Clause
This AGREEMENT excludes all liability of the COMPANY arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the COMPANY of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ENDORSEMENT
ATTACHED TO and forming part of the PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT No. 1650-0053 (hereinafter referred to as the “Agreement”) between LEBANON MUTUAL INSURANCE COMPANY, of Cleona, Pennsylvania (hereinafter referred to as the “Company”) and the MUNICH REINSURANCE AMERICA, INC., a Delaware Corporation with Administrative Offices in Princeton, New Jersey (hereinafter referred to as the “Reinsurer”).
IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO that effective 12:01 a.m., Standard Time, January 1, 2007, as respects the Company’s in force, new and renewal policies effective on or after said date, this Agreement is amended to read as follows:
I.	ARTICLE II, LIMIT AND RETENTION, is amended to reflect the change in the company retention to $90,000, the change in the reinsurance limit to $160,000, the change in the occurrence limit to $480,000, and the change in the terrorism annual aggregate limit to $480,000 for the First Layer. The Article reads in its entirety as follows:
ARTICLE II
LIMIT AND RETENTION
A.	First Layer

The Company shall retain the first $90,000 of ultimate net loss each risk, each occurrence. The Reinsurer shall indemnify the Company for 100% of the amount by which the ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $160,000 ultimate net loss each risk, each occurrence, and is further subject to the limits set forth below:

Loss Occurrence Limit

$480,000 ultimate net loss for all risks in any one loss occurrence.

Terrorist Activity Annual Aggregate Limit:

$480,000 ultimate net loss in the aggregate for all loss occurrences each calendar year.

B.	Second Layer

The Company shall retain the first $250,000 of ultimate net loss each risk, each occurrence. The Reinsurer shall indemnify the Company for 100% of the amount by which the ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $750,000 ultimate net loss each risk, each occurrence, and is further subject to the limits set forth below:

Loss Occurrence Limit

$1,500,000 ultimate net loss for all risks in any one loss occurrence.

Terrorist Activity Annual Aggregate Limit:

$1,500,000 ultimate net loss in the aggregate for all loss occurrences each calendar year.

C.	Both Layers

It is understood and agreed that the Terrorist Activity Aggregate Limit shall be the Reinsurer’s maximum liability for each calendar year hereunder for all loss, cost or expense caused directly or indirectly by Terrorist Activity, as defined in the Agreement, including any action in hindering or defending against an actual or expected incident of Terrorist Activity and regardless of any other cause or event that in any way contributes concurrently or in any sequence to the loss, cost or expense.
II.	Exclusion 4 of ARTICLE V, EXCLUSIONS, is amended to read as follows:
4.	All loss, cost or expense directly or indirectly arising out of, resulting as a consequence of or related to War. “War”, as utilized herein, shall mean war whether or not declared, civil war, martial law, insurrection, revolution, invasion, bombardment or any use of military force, usurped power or confiscation, nationalization or damage of property by any government, military or other authority,

This exclusion shall apply whether or not there is another cause of loss which may have contributed concurrently or in any sequence to a loss.
III.	Exclusions 22 and 23 of ARTICLE V, EXCLUSIONS, are added and the exclusions read as follows:
22.	The Company’s liability, including all loss, cost or expense, beyond circumscribed policy provisions, including but not limited to, punitive, exemplary, consequential or compensatory damages, resulting from a claim of an insured or an insured’s assignee against the Company, its agent or employees, except as otherwise provided in the Extra Contractual Obligations and Excess of Original Policy Limits Articles.

23.	Insurance or reinsurance loss portfolio transfers of any kind.
IV.	ARTICLE XII, PREMIUM, is amended to reflect the change in rate, the change in deposit premium and the change in the minimum premium for the First and Second Layers. The Article reads in its entirety as follows:

ARTICLE XII
PREMIUM

A.	First Layer
1.	The premium for the reinsurance provided under this Agreement shall be computed at the rate of 11.13% of the Company’s gross net written premium on the business covered hereunder.

2.	The annual minimum premium for the reinsurance provided under this Agreement is $764,000.

3.	The annual deposit premium for the reinsurance provided under this Agreement is $898,000.
B.	Second Layer
1.	The premium for the reinsurance provided under this Agreement shall be computed at the rate of 5.166% of the Company’s gross net written premium on the business covered hereunder.

2.	The annual minimum premium for the reinsurance provided under this Agreement is $354,000.

3.	The annual deposit premium for the reinsurance provided under this Agreement is $416,000.
C.	The term “Gross Net Written Premium” shall mean the Company’s gross written premium plus additional premiums, if any, less return premiums, if any, and less premiums paid for other reinsurance, if any, which inures to the benefit of this Agreement. It is understood that 95% of the Company’s indivisible premiums under Farmowners Multiple Peril, 90% under Homeowners Multiple Peril, 80% under Boatowners policies written as part of Inland Marine, and 75% under Commercial Multiple Peril policies shall be allocated to the perils covered under this Agreement.
Nothing herein contained shall alter, vary or extend any provision or condition of the Agreement other than as above stated.

IN WITNESS WHEREOF the parties hereto have caused this Endorsement to be executed in duplicate on this 7th day of February, 2007;
ACCEPTED:

LEBANON MUTUAL INSURANCE COMPANY
Rollin Rissinger

And in Princeton, New Jersey, this 1st day of February, 2007.

MUNICH REINSURANCE AMERICA, INC.

Vice President
DATED: January 25, 2007

No. 1650-0053-E006
ENDORSEMENT
ATTACHED TO and forming part of the PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT No. 1650-0053 (hereinafter referred to as the “Agreement”) between LEBANON MUTUAL INSURANCE COMPANY, of Cleona, Pennsylvania (hereinafter referred to as the “Company”) and the MUNICH REINSURANCE AMERICA, INC., a Delaware Corporation with Administrative Offices in Princeton, New Jersey (hereinafter referred to as the “Reinsurer”).
IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO that effective 12:01 a.m., Standard Time, January 1, 2008, as respects the Company’s in force, new and renewal policies effective on or after said date, this Agreement is amended to read as follows:
1.	ARTICLE II — LIMIT AND RETENTION, is amended to reflect the change in the company retention to $100,000, the change in the reinsurance limit to $150,000, the change in the occurrence limit to $450,000, and the change in the terrorism annual aggregate limit to $450,000 for the First Layer. The Article reads in its entirety as follows:
ARTICLE II
LIMIT AND RETENTION
A.	First Layer

The Company shall retain the first $100,000 of ultimate net loss each risk, each occurrence. The Reinsurer shall indemnify the Company for 100% of the amount by which the ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $150,000 ultimate net loss each risk, each occurrence, and is further subject to the limits set forth below:

Loss Occurrence Limit

$450,000 ultimate net loss for all risks in any one loss occurrence.

Terrorist Activity Annual Aggregate Limit:

$450,000 ultimate net loss in the aggregate for all loss occurrences each calendar year.

B.	Second Layer

The Company shall retain the first $250,000 of ultimate net loss each risk, each occurrence. The Reinsurer shall indemnify the Company for 100% of the amount by which the ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $750,000

No. 1650-0053-E006
ultimate net loss ultimate net loss each risk, each occurrence and is further subject to the limits set forth below:

Loss Occurrence Limit

S1,500,000 ultimate net loss for all risks in any one loss occurrence.

Terrorist Activity Annual Aggregate Limit:

S1,500,000 ultimate net loss in the aggregate for all loss occurrences each calendar year.

C.	Both Layers

It is understood and agreed that the Terrorist Activity Aggregate Limit shall be the Reinsurer’s maximum liability for each calendar year hereunder for all loss, cost or expense caused directly or indirectly by Terrorist Activity, as defined in the Agreement, including any action in hindering or defending against an actual or expected incident of Terrorist Activity and regardless of any other cause or event that in any way contributes concurrently or in any sequence to the loss, cost or expense.
II.	ARTICLE XII, PREMIUM, is amended to reflect the change in rate, the change in deposit premium and the change in the minimum premium for the First and Second Layers. The Article reads in its entirety as follows:
ARTICLE XII
PREMIUM
A.	First Layer
1.	The premium for the reinsurance provided under this Agreement shall be computed at the rate of 10.74% of the Company’s gross net written premium on the business covered hereunder.

2.	The annual minimum premium for the reinsurance provided under this Agreement is $697,000.

3.	The annual deposit premium for the reinsurance provided under this Agreement is $820,000.
B.	Second Layer
1.	The premium for the reinsurance provided under this Agreement shall be computed at the rate of 5.67% of the Company’s gross net written premium on the business covered hereunder.

2.	The annual minimum premium for the reinsurance provided under this Agreement is $368,000.

No. 1650-0053-E006
3.	The annual deposit premium for the reinsurance provided under this Agreement is S432,000.
C.	The term “Gross Net Written Premium” shall mean the Company’s gross written premium plus additional premiums, if any, less return premiums, if any, and less premiums paid for other reinsurance, if any, which inures to the benefit of this Agreement. It is understood that 95% of the Company’s indivisible premiums under Farmowners Multiple Peril, 90% under Homeowners Multiple Peril, 80% under Boatowners policies written as part of Inland Marine, and 75% under Commercial Multiple Peril policies shall be allocated to the perils covered under this Agreement.
Nothing herein contained shall alter, vary or extend any provision or condition of the Agreement other than as above stated.
IN WITNESS WHEREOF the parties hereto have caused this Endorsement to be executed in duplicate on this 17th day of January, 2008;
ACCEPTED:
LEBANON MUTUAL INSURANCE COMPANY
Rollin Rissinger

And in Princeton, New Jersey, this 8th day of January, 2008.

MUNICH REINSURANCE AMERICA, INC.

Vice President

DATED: January 7, 2008
RG/rg

THIS COPY TO BE RETURNED TO MUNICH REINSURANCE AMERICA, INC. WHEN SIGNED

ADDENDUM NO. 1

to the

PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT NO. 12-2720-0 (hereinafter referred to as the “AGREEMENT”)

between

LEBANON MUTUAL INSURANCE COMPANY Cleona, Pennsylvania (hereinafter referred to as the “COMPANY”)

and

MUNICH AMERICAN REINSURANCE COMPANY New York, New York (hereinafter referred to as the “REINSURER”)
IT IS HEREBY mutually understood and agreed that effective January 1, 1997, this AGREEMENT is amended as follows herein.
Article 12, Premium, Paragraph A, is revised and replaced as follows:
Article 12 Premium
A.	Provisional Premium
For each annual period that this AGREEMENT remains in effect, the COMPANY shall pay to the REINSURER a provisional premium equal to the product of the provisional rate multiplied by the COMPANY’s Gross Net Written Premium Income applicable to subject business for the accounting period.

Within 45 days after the end of each month, the COMPANY shall report its Gross Net Written Premium Income, summarized by line of business, for the month just ended. The provisional premium due the REINSURER, at the rate shown in the first paragraph, shall be paid by the COMPANY within 60 days after the end of the month. Unless otherwise mutually agreed, the provisional rates for each 3-year accounting period shall be as follows:
1.	For the first annual period within the accounting period, the provisional rate shall be 9.50%. It is understood that each 12-month period from January 1 through December

31st of each year that this AGREEMENT remains in force shall constitute an “annual period” for the purposes of this AGREEMENT, and that the first annual period hereunder shall be from January 1, 1996 through December 31, 1996.

2.	For the second annual period within the accounting period, the provisional rate shall be 11.33%.

3.	For the third annual period within the accounting period, the provisional rate shall be equal to the loss cost percentage for the first and second 12-month periods, multiplied by a loss load of 100/90ths.
The provisional rates for the second and subsequent annual periods shall not be more than 125% nor less than 75% of the provisional rate for the immediately preceding annual period. The COMPANY shall calculate and report the rate to be used for the next annual period on the December account for the annual period just ended, and shall then pay the REINSURER at the revised provisional rate beginning with the first monthly report of the next annual period.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.
IN WITNESS WHEREOF, the parties hereto have caused this ADDENDUM to be executed in duplicate by their duly authorized officers.
In Cleona, Pennsylvania, this 24th day of April 1997.
LEBANON MUTUAL INSURANCE COMPANY
Rollin Rissinger

And in New York, New York, this 16th day of April, 1997.
MUNICH AMERICAN REINSURANCE COMPANY

William A. Villany
Vice President

James E. Ryan, CPCP, ARe
Assistant Vice President

ADDENDUM NO. 2

To the PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT NO. 12-2720-0 (hereinafter referred to as the “AGREEMENT”)

between

LEBANON MUTUAL INSURANCE COMPANY Cleona, Pennsylvania (hereinafter referred to as the “COMPANY”)

and

MUNICH AMERICAN REINSURANCE COMPANY New York, New York (hereinafter referred to as the “REINSURER”)
IT IS HEREBY mutually understood and agreed that effective June 1, 1997, this AGREEMENT is amended as follows herein:
1. Article 1, Business Covered, is revised and replaced as follows:
Article 1 Business Covered
A.	By this AGREEMENT the REINSURER agrees to indemnify the COMPANY in respect of the net excess liability which may accrue to the COMPANY as a result of losses occurring during the term of this AGREEMENT under policies in force at the inception of this AGREEMENT or hereafter issued or renewed and classified by the COMPANY as Property, with respect to the following lines of business: Fire, Allied Lines, Farmowners (Section I only), Homeowners (Section I only), Commercial Multiple Peril

Addendum No. 2	Treaty No. 12-2720-0

(Section I only), Businessowners (Section I only), Inland Marine, Glass, Burglary, Theft, Commercial Automobile Physical Damage (Auto Dealers only), and Garagekeepers Insurance.
B.	This AGREEMENT is solely between the COMPANY and the REINSURER, and performance of the obligations of each party hereto shall only be rendered to the other party. However, if the COMPANY becomes insolvent, the REINSUER’s liability shall be modified to the extent set forth in Article 23 — Insolvency. In no instance shall any insured of the COMPANY or any claimant against an insured of the COMPANY have any rights under this AGREEMENT.
2. Article 5, Exclusions, Paragraph 6, is revised and replaced as follows:
6.	Accident and health, aviation, casualty, boiler and machinery, ocean marine, fidelity, surety, automobile physical damage (other than Commercial Auto Dealers and Garagekeepers Insurance), and any other lines or classes not specifically covered hereunder.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED

Addendum No. 2	Treaty No. 12-2720-0

IN WITNESS WHEREOF, the parties hereto have caused this ADDENDUM to be executed in duplicate by their duly authorized officers.
In Cleona, Pennsylvania, this 22nd day of July 1997.
LEBANON MUTUAL INSURANCE COMPANY
Rollin Rissinger

And in New York, New York, this 11th day of July, 1997.
MUNICH AMERICAN REINSURANCE COMPANY

William A. Villany
Vice President

James E. Ryan, CPCU, ARe
Assistant Vice President